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Exhibit 99

FOR IMMEDIATE RELEASE

OPTIO SOFTWARE SELLS MUSCATO/TRANSLINK UNITS

Transaction Leaves Optio Substantially Debt-Free; Lets Optio Focus on Core Business

    ATLANTA—December 4, 2001—Optio Software, Inc. (Nasdaq NM: OPTO), a leading provider of software that captures, transforms and delivers information and data to allow automated processes, today announced that it has sold its Muscato and Translink business units to M2 Systems Corporation, effective today, incurring a one-time goodwill impairment of $10.9 million but allowing the company to become substantially debt-free. Optio President and CEO Warren Neuburger said the move lets Optio reduce its debt load, while focusing on its core business in the information delivery market.

    After the sale, Optio will continue to resell the products. The divestment has the following financial impact:

    Stock in the Muscato Corporation is divested for consideration of $3.5 million ($250,000 cash and $3.25MM note).

    Asset transfer of the assets related to the Translink Solutions Corporation for consideration of a $750,000 note.

    The release of Optio from long-term note of $8.8 million principal and interest due in 2030.

    The resulting loss from the transaction of $10.9 million is reflected as an impairment to goodwill in the third quarter ending October 31, 2001.

    The move lets Optio focus on its core business in the information delivery market.

    "This is an important step for Optio to return our company to its core business—and to greater financial strength and stability," Neuburger said. "Our commitment to our stockholders, employees and customers remains the highest priority for Optio—and we are making significant progress and improvement in the Company. This divestiture will strengthen our financial position by removing the long term note and eliminates our ongoing expenses of this business unit."

Forward Looking Statements

    This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio's reliance on strategic marketing and reseller relationships, fluctuations in operating results because of acquisitions or dispositions, changes in competition, delays in developing new software, disputes regarding Optio's intellectual property, risks relating to the potential delisting of our stock, or risks associated with Optio's international operations. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Optio. These and additional factors are set forth in "Safe Harbor Compliance Statement for Forward-Looking Statements" included as Exhibit 99.8 to Optio's Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q that Optio has filed.

Contact:
Jim Kelly
Optio Software, Inc.
770-576-3500, ext. 3603
jkelly@optiosoftware.com

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  Exhibit 99